EXHIBIT 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

I.     Introduction

This Code of Ethics for Senior Financial Officers (the "Code") has been adopted by the Board of Directors (the "Board") of Hallador Petroleum Company (the "Company") to promote honest and ethical conduct, proper disclosure of financial information in the Company's periodic reports, and compliance with applicable laws, rules, and regulations by the Company's senior officers who have financial responsibilities.

II.    Applicability

As used in this Code, the term Senior Financial Officer means the Company's Chief Executive Officer, who is also the Chief Financial Officer (CFO).

III.   Principles and Practices

In performing his duties, the CFO must:

      A. maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest between one's personal and professional relationships;

      B. report to the Audit Committee of the Board any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

      C. provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

      D. comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

      E.  promptly report violations of this Code to the Audit Committee.

The CFO must also comply with the code of ethics and standards of conduct applicable to the Company's directors, officers, and employees generally as adopted from time to time and/or revised.

IV.    Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

V.    Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.